                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY


                                           CONTACT:
                                           CATHERINE M. BIFFIGNANI
                                           VICE PRESIDENT, INVESTOR RELATIONS
                                           314-645-6600

                                               [KV PHARMACEUTICAL logo]
FOR IMMEDIATE RELEASE



            KV PHARMACEUTICAL COMPANY REPORTS FISCAL 2006 RESULTS


                  11TH CONSECUTIVE YEAR OF RECORD REVENUES


                  32% INCREASE IN CASH FLOW FROM OPERATIONS


     THER-RX CORPORATION NET REVENUES UP 61% TO $145.4 MILLION, CROSSING
                         $100 MILLION FOR FIRST TIME

St. Louis, MO, June 14, 2006 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, manufactures, acquires and markets technology distinguished branded and generic/non-branded prescription pharmaceutical products, today reported results for the fourth quarter and fiscal year ended March 31, 2006, marking its 11th consecutive year of record revenues.

Fourth Quarter Results Include:

     o Net revenues of $87.4 million, an increase of 23% over fourth quarter of fiscal 2005;
     o Net income of $11.8 million, compared to a net loss of $0.5 million in the fourth quarter of fiscal 2005; and
     o Diluted earnings per share of $0.21, versus a loss of $0.01 per diluted share in the fourth quarter of fiscal 2005.


Fiscal 2006 Year-End Results Include:

     o    Net revenues of $367.6 million, an increase of 21% over fiscal
          2005;
     o    Net income of $15.8 million, a decrease of 53% over fiscal 2005;
          and
     o Diluted earnings per share of $0.31, versus diluted earnings per share of $0.63 for fiscal 2005, a decrease of 51% due to the write off of $30.4 million of in-process

          R&D resulting from the acquisition of a development stage product for the treatment of endometriosis as was previously discussed.


Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer stated, "KV had a strong finish to 2006 with each of the company's business units reporting revenue growth in the fourth quarter. Our branded business, Ther-Rx continues to show excellent revenue growth rates, driven by our leading women's health products as well as new product introductions in the iron replenishment category. ETHEX's full year revenue growth of 5% was achieved despite a slower-than-anticipated pace of new product approvals. Overall, we believe KV is well positioned in both businesses to navigate in a changing industry environment. We maintain a positive performance outlook for fiscal 2007, including another year of record annual revenues reflecting momentum at Ther-Rx and expectations for anticipated new product introductions at ETHEX."


FOURTH QUARTER RESULTS:
-----------------------

KV reported net revenues for the fourth quarter of $87.4 million, up 23% compared to $71.2 million in the fourth quarter of fiscal 2005. Net income for the fourth quarter was $11.8 million, compared to a fiscal 2005 fourth quarter loss of $0.5 million.

The Company's branded business, Ther-Rx Corporation, reported fourth quarter fiscal 2006 revenues of $37.4 million, a 46% increase over fiscal 2005 fourth quarter revenues of $25.6 million. This increase was due to the continuing success of Clindesse(TM), the Company's bacterial vaginosis product, which contributed $2.7 million in incremental revenues during the recently completed fourth quarter, while the hematinic product lines reported increased revenues of $5.1 million, or 71.9% over the fourth quarter of fiscal 2005. The Company's ETHEX Corporation generic business reported fiscal 2006 fourth quarter sales of $45.3 million, an increase of $4.8 million, or 12%, over revenues of $40.6 million in the fourth quarter of fiscal 2005. Particle Dynamics, Inc., the Company's raw materials subsidiary, reported a slight increase in revenues for the fourth quarter of 1% to $4.6 million, compared to $4.5 million in the fourth quarter of fiscal 2005.


FISCAL 2006 YEAR-END RESULTS:
-----------------------------

KV reported its 11th consecutive year of record net revenues of $367.6 million, led by higher sales in the Company's branded marketing operations, Ther-Rx Corporation. Net earnings of $15.8 million, or $0.31 per diluted share, were reduced by a $30.4 million one-time write-off of in-process R&D resulting from the acquisition of the remaining interest in a development stage endometriosis product. Excluding this one-time write-off, earnings per share would have been $0.85 compared to $0.63 for fiscal 2005, a 35% increase. Gross profit for the 2006 fiscal year totaled $243.7 million, or 66% of revenue, compared with $195.8 million, or 65% of revenue for the prior year.

During fiscal 2006, KV continued its previously announced investments in research and development to grow its product pipeline. Research and development expenses increased 23% to $28.9 million for fiscal 2006, compared to $23.5 million for fiscal 2005. The Company expects continued increased research and development expenditures to support the development of important new products.

The Company will continue to focus its research and development activities on its current internal pipeline of products for both its Ther-Rx and ETHEX businesses, as well as a robust pipeline of additional external products via co-development agreements with various partners that are expected to be filed with the Food and Drug Administration over the next several years and beyond. The Company expects research and development expenditures for fiscal 2007 to increase between 25% and 30% over research and development expenditures for fiscal 2006.

Selling, general and administrative expenses for fiscal 2006 increased 20% to $140.4 million, compared to $116.6 million for fiscal 2005. This increase was due primarily to the expansion of the branded sales force and increased promotional expenses to support the Company's existing brands and to support the introduction of new branded products during fiscal 2006. The Company expects selling, general and administrative costs for fiscal 2007 to increase by approximately 30% over selling, general and administrative expenses for fiscal 2006 to support product expansion and anticipated new product introductions, increased head count, legal, facilities expense and marketing expenses.

The Company reported a decrease in capital expenditures for fiscal 2006 to $58.3 million, compared to $63.6 million for fiscal 2005. This decrease was due to the completion of several initiatives related to the expansion of the Company's facilities and research and manufacturing capabilities to support long-term future growth. The Company expects fiscal 2007 capital expenditures to decrease by approximately 30% from the prior year as we continue to complete additional long-term plans for facilities management.


THER-RX CORPORATION - CONTINUING ITS OUTSTANDING PERFORMANCE IN THE BRANDED
---------------------------------------------------------------------------
MARKETPLACE, COMPRISING 40% OF CONSOLIDATED CORPORATE REVENUES WITH AVERAGE
---------------------------------------------------------------------------
GROSS MARGINS OF 88%
--------------------

Ther-Rx Corporation's net revenues increased $55.4 million, or 61%, to $145.4 million in fiscal 2006. Ther-Rx revenues contributed 40% of consolidated corporate revenues with average gross margins of 88%.

For fiscal 2006, net sales of the Company's anti-infective product line increased 85%, or $21.6 million, to $47.2 million due to the continuing success of Clindesse(TM) and Gynazole-1(R).

Since its launch in January 2005, Clindesse(TM) has gained 20% of the intra-vaginal bacterial vaginosis market and contributed $22.0 million in net sales during fiscal 2006.

Net sales of Gynazole-1(R) increased 18%, or $3.9 million, to $25.2 million for fiscal 2006 primarily due to price increases while its market share held relatively steady at approximately 30% according to IMS NPA(TM).

For the fourth consecutive year, the PreCare(R) family of products continued to be the number one branded line of prescription prenatal nutritional supplements in the United States with a 43% share of the branded prescription prenatal market according to IMS, the highest market share in the history of this product line. The PreCare(R) family of products reported net revenues for fiscal 2006 of $50.4 million, a 56% increase over the $32.3 million in net sales reported for fiscal 2005. Included in the PreCare(R) family of products are the leading prescription prenatals containing essential fatty acids (EFA's), PrimaCare(R) and PrimaCare(R) ONE. PrimaCare(R) ONE is currently the only one-dose prescription prenatal of its kind to include these important nutrients. PrimaCare(R) and PrimaCare(R) ONE ended fiscal 2006 with an approximate 80% share of the prescription prenatal marketplace for products containing essential fatty acids according to IMS NPA(TM).

Sales of Ther-Rx's line of hematinic products grew 45% over fiscal 2005, an increase of $11.4 million, to $36.8 million, compared to $25.4 million for fiscal 2005. In addition to volume growth and price increases to existing products, also contributing to this increase were two new product introductions in Ther-Rx's growing iron replenishment space, Repliva 21/7(TM) and Niferex(R) GOLD.


ETHEX CORPORATION - SPECIALTY GENERIC MARKETING DIVISION COMPRISED 55% OF
-------------------------------------------------------------------------
CONSOLIDATED CORPORATE REVENUES WITH AVERAGE GROSS MARGINS OF 55%
-----------------------------------------------------------------

KV's specialty generic/non-branded unit, ETHEX Corporation, reported fiscal 2006 net revenues of $203.8 million, an increase of $10.4 million, or 5%, compared to fiscal 2005 net revenues of $193.4 million. Results for fiscal 2006 were achieved despite delays in some approvals that had been anticipated during the fiscal year, as well as the adverse effect of some volume and price deterioration on certain products.

ETHEX's operating performance remained strong as measured by gross profit margins of 55%. While this margin level was down from 59% in fiscal 2005 due primarily to the impact of competitive pricing pressures and a shift in sales mix toward lower margin products, particularly in the cough/cold category, the Company believes its gross margins remain significantly higher than average gross margins in the generic drug industry segment. The Company remains optimistic about the potential approvals of significant new Abbreviated New Drug Applications (ANDA's) by the U.S. Food and Drug Administration as it moves through fiscal 2007, which are expected to be of beneficial impact to the overall performance of its generic/non-branded marketing business.

ETHEX has a large portfolio of products in its development pipeline, including internal development projects, as well as multiple co-development products with other companies worldwide, such as Gedeon Richter of Hungary for a group of products with branded value of approximately $20 billion per year.

In these co-development agreements, ETHEX will be the exclusive U.S. marketer for most of the products and have worldwide marketing rights for others. ANDA's for several of the co-development products have been filed with the U.S. Food and Drug Administration.


PARTICLE DYNAMICS, INC. - SPECIALTY RAW MATERIALS GROUP RETURNS TO REVENUE
--------------------------------------------------------------------------
GROWTH IN FISCAL FOURTH QUARTER
-------------------------------

During fiscal 2006, net sales of specialty value-added raw material products decreased 7% to $17.0 million, compared to $18.3 million in net revenues for fiscal 2005. Net sales increased 1% in the fourth quarter as compared to the prior year. The decline in revenues for the year was primarily due to a customer decision to reformulate a chewable vitamin product, coupled with increased competition on certain products.

Particle Dynamics Inc. will continue to play a strategic role in the development and manufacturing of raw material ingredients to be utilized in current and future products marketed by both the Company's Ther-Rx and ETHEX divisions.

The Company anticipates a return to revenue growth from Particle Dynamics, Inc. in fiscal 2007.


FISCAL 2006 BUSINESS HIGHLIGHTS:
--------------------------------

     o Acquisition of full worldwide rights to a development stage product for the treatment of endometriosis for $30.4 million. No further milestone or royalty payments will be due by KV to its previous development partner from whom the product was acquired. Phase III clinical trials for the product were initiated in fiscal 2006 and will be ongoing. Upon successful completion of the Phase III clinical trials, the Company will submit an application for approval to the U.S. Food and Drug Administration with earliest possible market introduction in calendar 2009. Out-licensing activity for this product is anticipated prior to North American launch for marketing rights outside of the United States on a territory-by-territory basis.

     o Approval to market Gynazole-1(R), KV's one-dose prescription cream treatment for vaginal yeast infections, by KV's partner, Gedeon Richter, Ltd. in 15 Eastern European countries/territories.

     o    Approval for KV's Asian partner, Pan Malayan, to market
          Gynazole-1(R) in Singapore under the trade name Gynofort(R), marking one of six Asian countries for which Pan Malayan holds Gynazole-1(R) marketing rights.

     o Conclusion of a licensing agreement with Vitaflo Scandinavia AB for both Gynazole-1(R) and Clindesse(TM), resulting in the expansion of both of these products into Sweden, Denmark, Norway, Finland and Iceland.

     o Addition of Italy's Theramex SpA to KV's licensing network for Gynazole-1(R) and Clindesse(TM).

     o    Addition of new products to the Ther-Rx product line, including:

               - REPLIVA 21/7(TM) - an internally developed once-daily prescription iron supplement uniquely formulated to promote maximum red blood cell regeneration while minimizing the uncomfortable side effects that patients have typically endured with normal iron supplements
               - ENCORA(TM) - a unique twice-daily prescription nutritional supplement designed to meet the key nutritional and preventative health needs of women past their childbearing years in three key areas of osteoporosis, cardiovascular and mood fluctuations; and
               - NIFEREX(R) GOLD - a new and advanced once-daily iron formulation for the latest in convenience and tolerability, including exclusive ingredients for increased bioavailability and tolerability to facilitate potential patient preference.

     o Receipt by ETHEX Corporation of U.S. Food and Drug Administration approval to market the following products:

               -    Oxycodone Hydrochloride 5, 10, 15, 20 and 30 mg.
                    strengths;
               -    Hydromorphone Hydrochloride 2, 4, and 8 mg. strengths;
               -    Morphine Sulfate 30 mg. Extended Release Tablets; and
               -    Prednisolone Sodium Phosphate 15mg/5ml.


FINANCIAL CONDITION:
--------------------

The financial condition of the Company remains strong. The Company held cash and marketable securities of $207.5 million at fiscal year end. The Company generated $64.6 million of cash flow from operating activities during the year, an increase of 32% compared with $49.0 million during fiscal 2005. The Company is actively evaluating and pursuing acquisitions and other commercial opportunities that are consistent with its strategic goals.

Highlights are as follows:

     o    Debt-to-Equity ratio of .79 as of March 31, 2006;
     o Expansion of unsecured credit line from $140 million to $320 million executed in June 2006;

     o Expansion of KV's mortgage debt to $43 million of long-term debt at a favorable fixed rate for 15-years; and
     o    Working capital of $311.2 million as of March 31, 2006.


FISCAL 2007 POTENTIAL GROWTH FACTORS
------------------------------------

KV anticipates a 12th consecutive year of record revenues in fiscal 2007. Factors which could contribute to performance include:

     o    Continued revenue growth and market share gain for KV's
          Clindesse(TM) product;

     o Continued revenue growth and market share gain for KV's prescription prenatal PreCare(R) product line, in particular PrimaCare(R) ONE;

     o Anticipated receipt of ANDA approvals for diltiazem, levothyroxine and metoprolol succinate among other products filed at the FDA;

     o Introduction of additional new and improved products in both the generic and branded units; and

     o Potential expansion of branded business into new, niche therapeutic areas consistent with the Company's focus on reaching specialty physicians.


ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.


SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategies and expectations for growth, product development and market introduction, regulatory approvals, future acquisitions and commercial opportunities, market position, revenues, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political, competitive, regulatory and technological factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and whether any period of exclusivity will be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approvals, including the timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in current and future litigation; (14) risks that we may see increased spending as we continue to ramp up our branded business; and (15) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.

KV PHARMACEUTICAL COMPANY

RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED NON-GAAP EPS
FOR THE FISCAL YEAR ENDED MARCH 31, 2006
(UNAUDITED IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        Income Effect
------------------------------------------------------------------------------------

                                              PER SHARE                AMOUNT
                                              ---------                ------
Net income as reported                          $0.31                  $15,787

After tax effect of:
  Write-off of acquired in-process research
   and development (1)                           0.60                   30,441

   Dilutive securities (2)                      (0.06)                   4,104
                                                -----                    -----

Earnings per common share - assuming
   dilution, net of acquired in-process
   research and development and direct
   acquisition-related costs                    $0.85                  $50,332
                                                =====                  =======

     (1) Includes transaction costs of $871
     (2) Impact of additional shares required on conversion of dilutive securities

RECONCILIATION OF GAAP-BASED PRETAX INCOME AND NET INCOME TO ADJUSTED NON-GAAP
------------------------------------------------------------------------------
PRETAX INCOME AND NET INCOME
----------------------------
Pretax income as reported                                              $38,910

Write-off of acquired in-process research
   and development (1)                                                  30,441
                                                                        ------

Pretax income, net of acquired in-process research
   and development and direct acquisition-related costs                 69,351

Provision for income taxes                                              23,123
                                                                        ------

Adjusted net income excluding in-process research
   and development and direct acquisition-related costs                $46,228
                                                                        ------

(1) Includes transaction costs of $871

                                             KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED FINANCIAL RESULTS
                                          (unaudited; in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------

                                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       THREE MONTHS ENDED                     YEAR ENDED
                                                                            MARCH 31,                          MARCH 31,
                                                                 ------------------------------    --------------------------------
                                                                     2006             2005              2006             2005
-----------------------------------------------------------------------------------------------------------------------------------
Net revenues:
     Branded products............................................ $ 37,377         $ 25,608           $145,435         $ 90,085
     Specialty generics..........................................   45,331           40,560            203,833          193,402
     Specialty materials and other...............................    4,722            5,059             18,350           20,006
                                                                 ------------------------------    --------------------------------
         Total net revenues......................................   87,430           71,227            367,618          303,493
Cost of sales....................................................   29,906           27,157            123,894          107,682
                                                                 ------------------------------    --------------------------------
Gross profit.....................................................   57,524           44,070            243,724          195,811
                                                                 ------------------------------    --------------------------------
Operating expenses:
     Research and development....................................    8,018            6,725             28,886           23,538
     Purchased in-process research and development...............        -                -             30,441                -
     Selling and administrative..................................   30,649           37,629            140,395          116,638
     Amortization of intangible assets...........................    1,195            1,212              4,784            4,653
     Litigation..................................................        -             (587)                 -           (1,430)
                                                                 ------------------------------    --------------------------------
         Total operating expenses................................   39,862           44,979            204,506          143,399
                                                                 ------------------------------    --------------------------------

Operating income (loss)..........................................   17,662             (909)            39,218           52,412
                                                                 ------------------------------    --------------------------------

Other expense (income):
     Interest expense............................................    1,663            1,156              6,045            5,432
     Interest and other income...................................   (2,335)            (897)            (5,737)          (3,048)
                                                                 ------------------------------    --------------------------------
         Total other expense (income), net.......................     (672)             259                308            2,384
                                                                 ------------------------------    --------------------------------
Income (loss) before income taxes................................   18,334           (1,168)            38,910           50,028
Provision (benefit) for income taxes.............................    6,532             (648)            23,123           16,759
                                                                 ------------------------------    --------------------------------

Net income (loss)................................................ $ 11,802         $   (520)          $ 15,787         $ 33,269
                                                                 ==============================    ================================

Net income (loss) per Common share - diluted..................... $   0.21         $  (0.01)          $   0.31         $   0.63
                                                                 ==============================    ================================

Average shares outstanding - diluted.............................   59,693           49,313             50,729           59,468


-----------------------------------------------------------------------------------------------------------------------------------




                                            CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                                                                               2006               2005
-----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Information (as of March 31)
     Cash and cash equivalents..................................................            $ 100,706         $ 159,825
     Marketable securities......................................................              106,763            45,694
     Receivables, net...........................................................               54,746            62,361
     Inventory, net.............................................................               70,778            53,945
     Prepaid and other current assets...........................................                6,963             9,530
     Deferred tax asset.........................................................                8,034             5,827
                                                                                         ----------------------------------
         Total current assets...................................................              347,990           337,182
     Property and equipment, net................................................              178,042           131,624
     Intangible assets and goodwill.............................................               72,955            76,430
     Other assets...............................................................               19,026            13,081
                                                                                         ----------------------------------
                                                                                            $ 618,013         $ 558,317
                                                                                         ==================================

     Current liabilities........................................................            $  36,756         $  34,717
     Long-term debt and other long-term liabilities.............................              271,982           230,898
     Shareholders' equity.......................................................              309,275           292,702
                                                                                         ----------------------------------
                                                                                            $ 618,013         $ 558,317
                                                                                         ==================================

     Working capital............................................................            $ 311,234         $ 302,465
     Working capital ratio......................................................             9.5 to 1          9.7 to 1
     Debt to equity ratio.......................................................             .79 to 1          .72 to 1


Cash Flow Information (year ended March 31)
     Net cash provided by (used in):
         Operating activities...................................................            $  64,609         $  49,030
         Investing activities...................................................             (156,464)          (74,187)
         Financing activities...................................................               32,736            (6,599)
                                                                                         ----------------------------------
     Decrease in cash and cash equivalents......................................              (59,119)          (31,756)
     Cash and cash equivalents, beginning of year...............................              159,825           191,581
                                                                                         ----------------------------------
     Cash and cash equivalents, end of year.....................................            $ 100,706         $ 159,825
                                                                                         ==================================

-----------------------------------------------------------------------------------------------------------------------------------




                                    # # #